UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 10, 2007

RAINMAKER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-28009	33-0442860
(Commission File Number)	(IRS Employer Identification No.)

900 East Hamilton Ave. Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

(408) 626-9800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.

Rainmaker Systems, Inc. today announced that its President and Chief Executive Officer, Michael Silton, has adopted effective as of September 10, 2007, a pre-arranged stock trading plan to sell a portion of his company stock as part of his personal long-term strategy of asset diversification. The stock trading plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and Rainmaker’s policy regarding stock transactions by its insiders.

Under the plan, Mr. Silton may sell up to 292,500 shares of company stock (including up to 90,000 shares of company stock issuable upon the exercise of stock options held by Mr. Silton) over a period of approximately 25 months, beginning in November 2007 and ending in December 2009, which amounts to approximately 22.6% of the combined 1,013,000 shares (which includes 110,000 of unvested restricted share awards) and 280,000 exercisable stock options he currently holds. The plan calls for quarterly sales over not more than 10 trading days during each calendar quarter. The plan also calls for the shares sold to be spread evenly over the 25-month term of the plan; however, shares that are intended to be sold in a quarter that are not sold in such quarter may be carried over for sale in subsequent quarters.

Rule 10b5-1 permits the adoption of written, pre-arranged trading plans by insiders at times when they do not have material, non-public information. By using 10b5-1 trading plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about potentially having material, non-public information when they sell their stock. Once established, the insider retains no discretion over purchases and sales under a Rule 10b5-1 plan. The prearranged trades may then be executed through a broker at later dates without regard to any subsequent material non-public information that the insider may receive.

Any transactions under Mr. Silton’s plan will be subject to Rule 144 volume limitations and will be disclosed publicly through filings with the Securities and Exchange Commission.

SIGNATURES*

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINMAKER SYSTEMS, INC.
(Registrant)

September 13, 2007	/s/ Steve Valenzuela
Date	(Signature)

	By:	Steve Valenzuela
	Title:	Chief Financial Officer